Exhibit 10.46

EMPLOYMENT AGREEMENT

BETWEEN

VICTORY ELECTRONIC CIGARETTES CORPORATION

AND

JAMES MCCORMICK

(Executive)

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated effective as of May 1, 2014 (the “Effective Date”) is entered into by and between Victory Electronic Cigarettes Corporation, a Nevada corporation (the “Company”), and James McCormick, an individual with a physical address at 842 Moorings, Ada, Michigan 49301, (the “Executive”) (collectively, the “Parties,” individually, a “Party”).

W I T N E S S E T H:

WHEREAS, the Executive has substantial experience in the Company’s business and is currently the Company’s Chief Financial Officer; and

WHEREAS, the Company desires to continue the Executive’s employment on the terms and conditions set forth in this Agreement;

WHEREAS, the Board has determined that it is in the best interests of the Company, its affiliates, and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat, or occurrence of a Change in Control (as defined in Article Seven herein); and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE ONE

DEFINITIONS

1. Definitions. As used in this Agreement:

(a) The term “Accrued Obligations,” when used in the case of the Executive’s death or disability shall mean the sum of (1) the that portion Executive’s Base Salary that was not previously paid to the Executive from the last payment date through the Date of Termination, and (2) an amount equal 24 months salary at the level of the Executive’s Base Salary then in effect,

(b) The term “Automatic Extension” shall have the meaning set forth in Section 2.2 herein.

(c) The term “Base Salary”, shall have the meaning set forth in Section 3.1 herein.

(d) The term “Board” shall have the meaning set forth in the recitals.

(e) The term “Cause” shall have the meaning set forth in Section 4.3 herein.

(f) The term “Common Stock” shall mean the Common Stock, par value $0.001, of the Company.

(g) The term “Compensation Committee” shall mean the Compensation Committee of the Company.

(h) The term “Corporate Documents” shall mean the Company’s Articles of Incorporation, as amended and/or its Bylaws, as amended.

(i) The term “Effective Date” shall have the meaning set forth in the preamble.

(j) The term “Good Reason” shall have the meaning set forth in Section 4.4 herein.

(k) The term “Initial Term” shall have the meaning set forth in Section 2.2 herein.

(l) The term “Severance Benefit” shall have the meaning set forth in Section 4.7(a)(i) herein.

(m) The term “Without Cause” shall have the meaning set forth in Section 4.3 herein.

(n) The term “Without Good Reason” shall have the meaning set forth in Section 4.5 herein.

ARTICLE TWO

POSITION & DUTIES

2. Employment.

(a) Title. The Executive shall serve as the Chief Financial Officer of the Company and agrees to perform services for the Company and such other affiliates of the Company, as described in Section 3 herein.

(b) Term. The Executive’s employment shall be for an initial term of two (2) years (“Initial Term”), commencing on the Effective Date. The Executive’s employment shall be automatically extended on the day after the second year anniversary of the Effective Date (“Automatic Extension”), and on each anniversary date thereof, for additional two (2) year periods.

(c) Duties and Responsibilities. The Executive shall report to the Company’s chief executive officer (the “CEO”) and in his capacity as an officer of the Company shall perform such duties and services as may be appropriate and as are assigned to him by the CEO or the Board. During the term of this Agreement Executive shall, subject to the direction of the CEO and/or the Board of the Company, oversee and direct financial and audit related functions of the Company, and shall perform such duties as are customarily performed by the Chief Financial Officer of a company such as the Company or as are otherwise delegated to him from time to time by the CEO or the Board, or such authority as implied by such position.

(d) Performance of Duties. During the term of the Agreement, except as otherwise approved by the CEO or the Board or as provided below, the Executive agrees to devote his full business time, effort, skill and attention to the affairs of the Company and its subsidiaries, will use his best efforts to promote the interests of the Company, and will discharge his responsibilities in a diligent and faithful manner, consistent with sound business practices. The foregoing shall not, however, preclude Executive from devoting reasonable time, attention and energy in connection with the following activities, provided that such activities do not materially interfere with the performance of his duties and services hereunder:

(a) serving as a director or a member of a committee of any company or organization, if serving in such capacity does not involve any conflict with the business of the Company or any subsidiary and such other company or organization is not in competition, in any manner whatsoever, with the business of the Company or any of its subsidiaries;

(b) fulfilling speaking engagements;

(c) engaging in charitable and community activities;

(d) managing his personal business and investments; and

(e) any other activity approved of by the Board. For purposes of this Agreement, any activity specifically listed on Schedule A shall be considered as having been approved by the Board.

(e) Representations and Warranties of the Executive with Respect to Conflicts, Past Employers and Corporate Opportunities. The Executive represents and warrants that:

(a) his employment by the Company will not conflict with any obligations which he has to any other person, firm or entity;

(b) he has not brought to the Company (during the period before the signing of this Agreement) and he will not bring to the Company any materials or documents of a former or present employer, or any confidential information or property of any other person, firm or entity; and

(c) he will not, without disclosure to and approval of the Board, directly or indirectly, assist or have an active interest in (whether as a principal, stockholder, lender, employee, officer, director, partner, venturer, consultant or otherwise) in any person, firm, partnership, association, corporation or business organization, entity or enterprise that competes with or is engaged in a business which is substantially similar to the business of the Company; provided, however, that ownership of not more than two percent (2%) of the outstanding securities of any class of any publicly held corporation shall not be deemed a violation of this Section 2.5; provided, further, that any investment specifically listed on Schedule A shall not be deemed a violation of this Section 2.5.

(f) Activities and Interests with Companies Doing Business with the Company. In addition to those activities and interests of Executive disclosed on Schedule A attached hereto, Executive shall promptly disclose to the Board, in accordance with the Company’s policies, full information concerning any interests, direct or indirect, he holds (whether as a principal, stockholder, lender, executive, director, officer, partner, venturer, consultant or otherwise) in any business which, as reasonably known to Executive, purchases or provides services or products to, the Company or any of its subsidiaries, provided that the Executive need not disclose any such interest resulting from ownership of not more than two (2%) of the outstanding securities of any class of any publicly held corporation.

(g) Other Business Opportunities. Nothing in this Agreement shall be deemed to preclude the Executive from participating in other business opportunities if and to the extent that: (a) such business opportunities are not directly competitive with, similar to the business of the Company, or would otherwise be deemed to constitute an opportunity appropriate for the Company; (b) the Executive’s activities with respect to such opportunities do not have a material adverse effect on the performance of the Executive’s duties hereunder, and (c) the Executive’s activities with respect to such opportunity have been fully disclosed in writing to the Board.

(h) Reporting Location. For purposes of this Agreement, the Executive’s reporting location shall be Nunica, Michigan, which shall include the metropolitan area within a 40 mile radius from his current office.

ARTICLE THREE

COMPENSATION

3. Compensation.

(a) Base Salary. Executive shall receive an initial annual base salary of Two Hundred Twenty Five Thousand Dollars ($225,000.00), payable according to the Company’s normal payroll policies and procedures (the “Base Salary”) and subject to all federal, state, and municipal withholding requirements. The Base Salary shall be reviewed by the Board annually for adequacy.

(b) Cash Bonus. The Executive shall be eligible for a cash bonus equal to an amount as determined by the Compensation Committee of the Board or by the independent directors (as that term is defined by the stock exchange or market on which the Company’s shares may be the traded). The Executive is initially eligible for a cash bonus of up to 50% of his Base Salary, which bonus shall tied to Company performance as determined and memorialized by the Company’s Compensation Committee and appended to this Agreement.

(c) Equity-Based Compensation. The Executive shall be entitled to participate in all equity-based compensation plans offered by the Company and as determined by the Board of Directors.

(a) the Executive understands that as of the date of this Agreement, the only stock-based plan offered by the Company is the 2014 Long-Term Incentive Plan.

(b) Upon a Change of Control, all equity-based compensation will be deemed to have vested as of the Change of Control Effective Date (as defined by Article 7 herein).

(d) Participation In Benefit Plans.

(a) Retirement Plans. Executive shall be entitled to participate, without any waiting or eligibility periods, in all qualified retirement plans provided to other executive officers and other key employees.

(b) Taxes. The Company shall pay, on a grossed-up basis for federal, state, and local income taxes, the amount of any excise tax payable by Executive as a result of any payments triggered by this Agreement, or other compensation agreements between Executive and the Company, or any of its subsidiaries and any income tax payable by Executive as a result of any payments in Common Stock triggered by this Agreement or other compensation agreements between Executive and the Company, or any of its subsidiaries, except as might otherwise be provided such benefit plan.

(c) Life Insurance. The Company will purchase life insurance on the life of Executive in an amount not less than $2,000,000, the benefits of which will be payable one-half to the Executive’s beneficiary and one-half to the Company. The Executive’s “beneficiary” is the person or persons (who may be designated concurrently, successively or contingently) designated by the Executive in his last effective writing filed with the Company prior to his death, or if the Executive shall have failed to make an effective designation, the Executive’s beneficiary is his spouse, if the Executive is married and his spouse is living at the time of each payment, and otherwise his surviving children. The Executive shall assist the Company in procuring such insurance by submitting to such examinations and by signing such applications and other instruments as may be reasonable and as may be required by the insurance carriers to which application is made for any such insurance. The Executive represents that, to the best of his knowledge, he is currently insurable at standard premium rates for life insurance policies.

(d) Employee Benefit Plans and Insurance. The Executive shall have the right to participate in employee benefit plans and insurance programs of the Company that the Company may sponsor from time to time and to receive customary Company benefits, if those benefits are so offered. Nothing herein shall obligate Executive to accept such benefits if and when they are offered.

(e) Vacation.

(i) The Executive shall be entitled to take such vacations, with pay, as are customary among other Chief Financial officers of organizations of similar size and nature, which vacation level shall be reviewed by the Compensation Committee from time to time. No more than 1.5 times (1.5x) Executive’s authorized annual vacation allocation may be accrued, at any given time. In the event that Executive has reached his maximum authorized vacation allocation, accrual will not re-commence until Executive uses some of his paid vacation credit and thereby brings the balance below his maximum. Accrued paid vacation credit forfeited because of an excess balance cannot be retroactively reapplied.

(ii) Pay will only be provided for any unused, accrued paid vacation credit at the time of Executive’s separation from the business by the Company due to a reduction in force, by Executive upon retirement, or upon the death of an employee, provided that Executive has been a regular full-time employee for three calendar months prior to such event. Termination of employment for Cause by the Company, or Executive’s resignation, will result in the forfeiture of any unused paid vacation credit.

(f) Paid Holidays. The Executive shall be entitled to such paid holidays as are generally available to all employees. As of the date of this Agreement, the Company’s employees are permitted to observe ten (10) paid holidays.

(e) Relocation and Business-related Expenses. In the event that Executive is required to move from his primary residence and consents to such move, then Executive shall be provided with relocation assistance as provided below:

(a) Housing and Temporary Lodging. The Company will pay the costs, for the Executive and his family, of house-hunting trips and the cost of transporting the Executive, his spouse, furniture, household effects, and vehicles, to the area in which the Company will be headquartered. In addition, the Company will pay the cost of the Executive’s travel, temporary living expenses, including housing, whether hotel or apartment, and meals, during the period prior to the Executive’s move to the city in which the Company will be headquartered.

(b) Reimbursement. Executive shall be entitled to reimbursement within a reasonable time for all properly documented and approved expenses for travel. The Company shall reimburse business expenses of Executive directly related to Company business, including, but not limited to, airfare, lodging, meals, travel expenses, medical expenses while traveling not covered by insurance, business entertainment, expenses associated with entertaining business persons, local expenses to governments or governmental officials, tariffs, applicable taxes outside of the United States, special expenses associated with travel to certain countries, supplemental life insurance or supplemental insurance of any kind or special insurance rates or charges for travel outside the United States (unless such insurance is being provided by the Company), rental cars and insurance for rental cars, and any other expenses of travel that are reasonable in nature or that have been otherwise pre-approved. Executive shall be governed by the travel and entertainment policy in effect at the Company.

(f) Severance Benefit. In the event that Executive’s employment is terminated, other than for Cause, Executive shall receive compensation pursuant to Section 4.7 herein.

(g) Payroll Procedures and Policies. All payments required to be made by the Company to the Executive pursuant to this Article Three shall be paid on a regular basis in accordance with the Company’s normal payroll procedures and policies.

ARTICLE FOUR

TERMINATION OF EMPLOYMENT

4.1 Death. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Term.

4.2 Disability. If the Company determines in good faith that the Disability (as defined below) of the Executive has occurred during the Employment Term, the Company may give the Executive notice of its intention to terminate the Executive’s employment. In such event, the Executive’s employment hereunder shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”); provided, that, within the 30-day period after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties hereunder on a full-time basis for an aggregate of 180 days within any given period of 270 consecutive days (in addition to any statutorily required leave of absence and any leave of absence approved by the Company) as a result of incapacity of the Executive, despite any reasonable accommodation required by law, due to bodily injury or disease or any other mental or physical illness, which will, in the opinion of a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative, be permanent and continuous during the remainder of the Executive’s life.

4.3 Termination by Company.

(a) Termination for Cause.

The Company may terminate the Executive’s employment hereunder for Cause (as defined below). For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of the Executive to perform substantially the Executive’s duties hereunder (other than any such failure resulting from bodily injury or disease or any other incapacity due to mental or physical illness) after a written demand for substantial performance is delivered to the Executive by the Board or the CEO of the Company, which specifically identifies the manner in which the Board or the CEO believes the Executive has not substantially performed the Executive’s duties; or

(ii) the willful engaging by the Executive in illegal conduct or gross misconduct that is materially and demonstrably detrimental to the Company and/or its affiliated companies, monetarily or otherwise.

For purposes of this provision, no act, or failure to act, on the part of the Executive shall be considered “willful” unless done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, upon the instructions of the CEO or a Board Member of Company, or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company and its affiliated companies. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(iii) the Executive’s conviction of, or plea of nolo contendere to, any felony of theft, fraud, embezzlement or violent crime.

(b) Termination without Cause.

All terminations by the Company that are not for Cause, shall be considered Without Cause.

4.4 Termination by Executive. The Executive may terminate the Executive’s employment hereunder at any time during the Employment Term for Good Reason (as defined below) For purposes of this Agreement, “Good Reason” shall mean any of the following (without the Executive’s express written consent):

(a) The assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), duties, functions, responsibilities or authority as contemplated by Section 2.3 of this Agreement, or any other action by the Company that results in a diminution in such position, duties, functions, responsibilities or authority, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(b) Any failure by the Company to comply with any of the provisions of Section 2.3 of this Agreement, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(c) The Company’s requiring the Executive to be based at any office or location other than as provided in Section 2.8 of this Agreement or the Company’s requiring the Executive to travel on the Company’s or its affiliated companies’ business to a substantially greater extent than during the three-year period immediately preceding the Effective Date;

(d) Any failure by the Company to comply with and satisfy Section 8.1 of this Agreement; or

(e) Any purported termination by the Company of the Executive’s employment hereunder otherwise than as expressly permitted by this Agreement, and for purposes of this Agreement, no such purported termination shall be effective.

For purposes of this Section 4.4, any good faith determination of “Good Reason” made by the Executive shall be conclusive.

4.5 Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive (other than a termination pursuant to Section 4.1) shall be communicated by a Notice of Termination (as defined below) to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which (a) indicates the specific termination provision in this Agreement relied upon, (b) in the case of a termination for Disability, Cause or Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (c) specifies the Date of Termination (as defined in Section 4.7 below); provided, however, that notwithstanding any provision in this Agreement to the contrary, a Notice of Termination given in connection with a termination for Good Reason shall be given by the Executive within a reasonable period of time, not to exceed 120 days, following the occurrence of the event giving rise to such right of termination. The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Disability, Cause or Good Reason shall not waive any right of the Company or the Executive hereunder or preclude the Company or the Executive from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.

4.6 Date of Termination. For purposes of this Agreement, the “Date of Termination” shall mean the effective date of termination of the Executive’s employment hereunder, which date shall be (a) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death, (b) if the Executive’s employment is terminated because of the Executive’s Disability, the Disability Effective Date, (c) if the Executive’s employment is terminated by the Company (or applicable affiliated company) for Cause or by the Executive for Good Reason, the date on which the Notice of

Termination is given, (d) if the Executive’s employment is terminated pursuant to Section 2.2, the date on which the Employment Term ends pursuant to Section 2.2 due to a party’s delivery of a Notice of Termination thereunder, and (e) if the Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which date shall in no event be earlier than the date such notice is given; provided, however, that if within 30 days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

4.7 Obligations of the Company upon Termination.

(a) Good Reason or Change of Control; Other Than for Cause. If, during the Employment Term, the Company (or applicable affiliated company) shall terminate the Executive’s employment hereunder other than for Cause or the Executive shall terminate the Executive’s employment either for Good:

(i) the Company shall pay to the Executive in a lump sum (A) the sum of (1) Executive’s Base Salary, if any, which has been earned but not paid through the Termination Date, (2) the product of (x) the Annual Bonus and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date and the denominator of which is 365, and (3) any accrued vacation or other pay pursuant to the Corporation’s vacation policy, to the extent not previously paid; and (B) an amount equal to the sum of (1) an amount equal to 36 months of Executive’s Base Salary and (2) the Annual Bonus multiplied by a factor of 3;

(ii) all stock options, stock appreciation rights, and restricted stock shall immediately vest;

(iii) all stock options and stock appreciation rights shall be payable in Common Stock;

(iv) all performance share shall immediately vest and

(v) the Company shall pay, on a grossed-up basis (as determined in the same manner as under Section 3.4(b) herein the amount of any excise and income taxes payable by Executive as a result of any payments in Common Stock triggered by this Agreement, or other agreements between Executive and the Company, or any of its subsidiaries.

to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, practice or arrangement or contract or agreement of the Company and its affiliated companies (such other amounts and benefits hereinafter referred to as the “Other Benefits”).

(b) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Term, this Agreement shall terminate without further compensation obligations to the Executive’s legal representatives under this Agreement, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 90 days of the Date of Termination) and the timely payment or settlement of any other amount pursuant the Other Benefits and (ii) treatment of all other compensation under existing plans as provided by the terms and rules of those plans.

(c) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Term, this Agreement shall terminate without further compensation obligations to the Executive, other than for (i) payment of Accrued Obligations (which shall be paid to the Executive in a lump sum in cash within 90 days of the Date of Termination) and the timely payment or settlement of any other amount pursuant to the Other Benefits and (ii) treatment of all other compensation under existing plans as provided by the terms and rules of those plans.

(d) Cause; Other than for Good Reason. If the Executive’s employment is terminated for Cause during the Employment Term, this Agreement shall terminate without further compensation obligations to the Executive other than the obligation to pay to the Executive Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive and any accrued vacation or other pay pursuant to the Corporation’s vacation policy, in each case to the extent theretofore unpaid. If the Executive voluntarily terminates the Executive’s employment during the Employment Term, excluding a termination either for Good Reason or (ii) a Change of Control, this Agreement shall terminate without further compensation obligations to the Executive, other than for that portion of Executive’s Base Salary that was not previously paid to the Executive from the last payment date through the effective date of the Executive’s voluntary termination, any accrued vacation or other pay pursuant to the Corporation’s vacation policy and the timely payment or provision of the Other Benefits, as provided in any applicable plan, and the Executive shall have no further obligations nor liability to the Company. In such case, any amounts owed to the Executive shall be paid to the Executive in a lump sum in cash within 90 days of the Date of Termination subject to applicable laws and regulations.

4.8 Continuation of Payments During Disputes. The Parties agree that in the case of:

(a) termination which the Company contends is for Cause, but Executive claims is not for Cause; or

(b) termination by Executive under Section 4.4 herein,

the Company shall continue to pay all compensation due to Executive hereunder until the resolution of such dispute, but the Company shall be entitled to repayment of all sums so paid, if it ultimately shall be determined by a court of competent jurisdiction, in a final non-appealable decision, that the termination was for Cause or such termination by Executive was not authorized under Section 4.4 herein, and all sums so repaid shall bear interest at the prime rate as published in The Wall Street Journal on the date on which such court makes such determination. Any such reimbursement of payments by Executive shall not include any legal fees or other loss, costs, or expenses incurred by the Company, notwithstanding any provision of the Indemnification Agreement, which is attached as Exhibit A and is considered a part of this Agreement.

ARTICLE FIVE

INDEMNIFICATION

5. Indemnification. The Executive shall be indemnified and held harmless pursuant to the terms and conditions set forth in the Indemnification Agreement substantially in the form attached as Exhibit A hereto.

ARTICLE SIX

CONFIDENTIALITY

6. Confidentially; Non-Competition; and Non-Solicitation.

(a) Confidentiality. In consideration of employment by the Company and Executive’s receipt of the salary and other benefits associated with Executive’s employment, and in acknowledgment that (a) the Company is engaged in the electronic cigarette and related businesses, (b) maintains secret and confidential information, (c) during the course of Executive’s employment by the Company such secret or confidential information may become known to Executive, and (d) full protection of the Company’s business makes it essential that no employee appropriate for his or her own use, or disclose such secret or confidential information, Executive agrees that during the time of Executive’s employment and for a period of two (2) years following the termination of Executive’s employment with the Company, Executive agrees to hold in strict confidence and shall not, directly or indirectly, disclose or reveal to any person, or use for his own personal benefit or for the benefit of anyone else, any trade secrets, confidential dealings, or other confidential or proprietary information of any kind, nature, or description (whether or not acquired, learned, obtained, or developed by Executive alone or in conjunction with others) belonging to or concerning the Company or any of its subsidiaries, except (i) with the prior written consent of the Company duly authorized by its Board, (ii) in the course of the proper performance of Executive’s duties hereunder, (iii) for information (x) that becomes generally available to the public other than as a result of unauthorized disclosure by Executive or his affiliates or (y) that becomes available to Executive on a non-confidential basis from a source other than the Company or its subsidiaries who is not bound by a duty of confidentiality, or other contractual, legal, or fiduciary obligation, to the Company, or (iv) as required by applicable law or legal process.

(b) Non-Competition. During Executive’s employment with the Company and for so long as Executive receives any Severance Benefit or is receiving any Severance Amount provided under this agreement in respect of the termination of his employment, Executive shall not be engaged as an officer or executive of, or in any way be associated in a management or ownership capacity with any corporation, company, partnership or other enterprise or venture which conducts a business which is in direct competition with the business of the Company; provided, however, that Executive may own not more than two percent (2%) of the outstanding securities, or equivalent equity interests, of any class of any corporation, company, partnership, or either enterprise that is in direct competition with the business of the Company, which securities are listed on a national securities exchange or traded in the over-the-counter market. For purposes of this Agreement, a lump sum payment equivalent made to Executive shall be judged in relation to his most recent annual base salary to determine whether Executive is continuing to receive a Severance Benefit or Severance Amount and shall be measured from the date such payment is received. It is expressly agreed that the remedy at law for breach of this covenant is inadequate and that injunctive relief shall be available to prevent the breach thereof.

(c) Non-Solicitation. Executive also agrees that he will not, directly or indirectly, during the term of his employment or within one (1) year after termination of his employment for any reason, in any manner, encourage, persuade, or induce any other employee of the Company to terminate his employment, or any person or entity engaged by the Company to represent it to terminate that relationship without the express written approval of the Company. It is expressly agreed that the remedy at law for breach of this covenant is inadequate and that injunctive relief shall be available to prevent the breach thereof.

ARTICLE SEVEN

CHANGE OF CONTROL

7. Certain Definitions.

7.1 Change of Control Effective Date. The “Change of Control Effective Date” shall mean the first date during the Change of Control Period (as defined in Section 7.2) on which a Change of Control occurs. Notwithstanding anything in this Agreement to the contrary, if a Change of Control occurs and if the Executive’s employment with the Company (or applicable affiliated company) is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Change of Control Effective Date” shall mean the date immediately prior to the date of such termination of employment.

7.2 Change of Control Period. The “Change of Control Period” shall mean the period commencing on the date of this Agreement and ending on the third anniversary of such date; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof herein referred to as the “Renewal Date”), the Change of Control Period shall be automatically extended so as to terminate three years after such Renewal Date.

7.3 Change of Control. For purposes of this Agreement, a “Change of Control” shall mean:

(a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 15% or more of either (A) the then outstanding Common Shares the Company (the “Outstanding Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this Subsection 7.3(a) the following acquisitions shall not constitute a Change of Control: (w) Company-sponsored recapitalization that is approved by the Incumbent Board, as defined below; (x) a capital raise initiated by the Company where the Incumbent Board remains for at least at least 548 days after the closing date of the raise, or (y) an acquisition of another company or asset(s) initiated by the Company and where the Company’s shareholders immediately after the transaction own at least 51% of the shares of the combined concern; or

(b) individuals who, as of the date of this Agreement, constitute the Company’s Board (the “Incumbent Board”) cease for any reason to constitute a majority of such Board of Directors; provided, however , that any individual becoming a director of the Company shareholders subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders was approved by a vote of a majority of the directors of the Company then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Company Board; or

(c) consummation of a reorganization, merger, amalgamation or consolidation of the Company, with or without approval by the shareholders of the Company, in each case, unless, following such reorganization, merger, amalgamation or consolidation, (i) more than 50% of, respectively, the then outstanding shares of common stock (or equivalent security) of the company resulting from such reorganization, merger, amalgamation or consolidation and the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such reorganization, merger, amalgamation or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, amalgamation or consolidation, of the Outstanding Shares and Outstanding Voting Securities, as the case may be, (ii) no Person (excluding a parent of the Company that may come into being after the date of this Agreement through any transaction deliberately undertaken by the Company after an affirmative vote of its Incumbent Directors and the Company shareholders), any employee benefit plan (or related trust) of the Company or such company resulting from such reorganization, merger, amalgamation or consolidation, and any Person beneficially owning, immediately prior to such reorganization, merger, amalgamation or consolidation, directly or indirectly, 15% or more of the Outstanding Shares or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 15% or more of, respectively, the then outstanding shares of common stock (or equivalent security) of the company resulting from such reorganization, merger, amalgamation or consolidation or the combined voting power of the then outstanding voting securities of such company entitled to vote generally in the election of directors, and (ii) a majority of the members of the Board of Directors of the Company resulting from such reorganization, merger, amalgamation or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger, amalgamation or consolidation; or

(d) consummation of a sale or other disposition of all or substantially all the assets of the Company, with or without approval by the shareholders of the Company, other than to a corporation, with respect to which following such sale or other disposition, (i) more than 50% of, respectively, the then outstanding shares of common stock (or equivalent security) of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Shares and Outstanding Voting

Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation, and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 15% or more of the Outstanding Shares or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 15% or more of, respectively, the then outstanding shares of common stock (or equivalent security) of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, and (C) a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Incumbent Board providing for such sale or other disposition of assets of the Company; or

(e) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

ARTICLE EIGHT

MISCELLANEOUS

8. Miscellaneous.

(a) Benefit. This Agreement shall inure to the benefit of and be binding upon each of the Parties, and their respective successors. This Agreement shall not be assignable by any Party without the prior written consent of the other Party. The Company shall require any successor, whether direct or indirect, to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by instrument in a form reasonably satisfactory to Executive, this Agreement and any other agreements between Executive and the Company or any of its subsidiaries, in the same manner and to the same extent as the Company.

(b) Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Michigan without resort to any principle of conflict of laws that would require application of the laws of any other jurisdiction; provided, however, that Nevada law shall govern with respect to the Executive’s rights under a Change of Control under Article Seven herein.

(c) Counterparts. This Agreement may be executed in counterparts and via facsimile, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same Agreement. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

(d) Headings. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

(e) Severability. Any term or provision of this Agreement that shall be prohibited or declared invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or declaration, without invalidating the remaining terms and provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions hereof, being severable, shall remain in full force and effect in such circumstance or situation, and such term or provision shall remain valid and in effect in any other circumstances or situation.

(f) Construction. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party’s counsel has drafted any portion of this Agreement.

(g) Equitable Remedies. The Parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party, if not then in breach of this Agreement, may be without an adequate remedy at law owing to the unique nature of the contemplated relationship. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the non-breaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement, by the Party in breach, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

(h) Attorney’s Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement, the prevailing Party in such action shall be entitled to recover from the Party against whom enforcement is sought its costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation). In the event that Executive institutes any legal action to enforce Executive’s legal rights hereunder, or to recover damages for breach of this Agreement, Executive, if Executive prevails in whole or in part, shall be entitled to recover from the Company reasonable attorneys’ fees and disbursements incurred by Executive with respect to the claims or matters on which Executive has prevailed.

(i) No Waiver. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or default of any other Party, or otherwise, shall impair any such rights, powers or remedies of the Party not in breach or default, nor shall it be construed to be a waiver of any such right, power or remedy, or an acquiescence in any similar breach or default; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties and shall be effective only to the extent specifically set forth in such writing.

(j) Remedies Cumulative. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

9. Amendment. This Agreement may be amended only by a written agreement signed by the parties hereto.

(a) In addition, to the extent that any of the payments hereunder are or may be governed by Section 409A of the Code, the parties will work together in a commercially reasonable manner in good faith to amend any provisions as necessary for compliance or to avoid the imposition of taxes or penalties under Section 409A of the Code in a manner that maintains the basic financial provisions of this Agreement. In this connection, each party will make any amendments or adjustments reasonably requested by the other party which satisfy the foregoing condition.

(b) It is the intention of the Company and the Executive that this Agreement comply with the requirements of Section 409A of the Code, and this Agreement will be interpreted in a manner intended to comply with Section 409A. All payments under this Agreement are intended to be excluded from the requirements of Section 409A of the Code or be payable on a fixed date or schedule in accordance with Section 409A(a)(2)(iv) of the Code. To the extent that reimbursements or in-kind benefits due to The Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to The Executive in a manner consistent with Treasury Regulations Section 1.409A-3(i)(1)(iv).

(c) Notwithstanding anything in this Agreement to the contrary, in the event that The Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and the Executive is not “disabled” within the meaning of Section 409A(a)(2)(C) of the Code, no payments hereunder that are “deferred compensation” subject to Section 409A of the Code shall be made to The Executive prior to the date that is six (6) months after the date of The Executive’s “separation from service” (as defined in Section 409A of the Code) or, if earlier, The Executive’s date of death. Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date. For purposes of Section 409A of the Code, each of the payments that may be made under Sections 2 and 4 are designated as separate payments for purposes of Treasury Regulations Section 1.409A-1(b)(4)(i)(F), 1.409A-1(b)(9)(iii) and 1.409A-1(b)(9)(v)(B).

(d) For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A of the Code, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A of the Code.

(e) The Executive’s right to any deferred compensation, as defined under Section 409A of the Code, shall not be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment by creditors, or borrowing, to the extent necessary to avoid tax, penalties and/or interest under Section 409A of the Code.

10. Entire Contract. This Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings, written or oral, with respect to the subject matter of this Agreement.

11. Survival. This Agreement shall constitute a binding obligation of the Company and any successor thereto. Notwithstanding any other provision in this Agreement, the obligations under Articles 5 and 6 shall survive termination of this Agreement.

12. Savings Clause. Notwithstanding any other provision of this Agreement, if the indemnification provisions in Exhibit A hereto or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Executive as to Expenses, judgments, fines, penalties and amounts paid in settlement with respect to any Proceeding to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the fullest extent permitted by applicable law.

13. Modifications and Waivers. Notwithstanding any other provision of this Agreement, the indemnification provisions in Exhibit A hereto and the Change of Control provisions Article Seven herein, may be amended from time to time to reflect changes in Nevada law or for other reasons.

14. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand or (ii) if mailed by certified or registered mail with postage prepaid, on the third day after the date on which it is so mailed:

(a)	if to Executive:

James McCormick

842 Moorings, Ada

Michigan 49301

(b)	if to the Company:

Victory Electronic Cigarettes Corporation

11335 Apple Drive

Nunica MI 49448

Attn: Chairman, Compensation Committee

or to such other address as may have been furnished to Executive by the Company or to the Company by Executive, as the case may be.

15. No Limitation. Notwithstanding any other provision of this Agreement, for avoidance of doubt, the parties confirm that the foregoing does not apply to or limit Executive’s rights under Nevada law or the Company’s Corporate Documents.

IN WITNESS WHEREOF, the parties have set their hands and seals hereunto on the date first above written.

VICTORY ELECTRONIC CIGARETTES CORPORATION		EXECUTIVE

By:	/s/ James Geiskopf	By:	/s/ James McCormick
Name:	James Geiskopf	Name:	James McCormick
Title:	Chairman, Compensation Committee

Schedule A

Outside Activities

James McCormick

Company or Project Name	Nature of Business	Date Hired or Commenced Involvement	Position	Compensation	Annual Time Commitment, (time away from office)

Dated: May [    ], 2014

Initials: Executive:              Company:

Exhibit A

Indemnification Agreement

ELECTRONIC CIGARETTES INTERNATIONAL GROUP LTD.

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”) is dated as of [                    , 2014] (the “Effective Date”), and is between Electronic Cigarettes International Group Ltd., a Nevada corporation (the “Company”), and [name of indemnitee ] (“Indemnitee”).

RECITALS

A. Indemnitee’s service to the Company substantially benefits the Company.

B. Individuals are reluctant to serve as directors or officers of corporations or in certain other capacities unless they are provided with adequate assurance of protection through insurance or indemnification against the risks of claims and actions against them arising out of such service.

C. Indemnitee does not regard the protection currently provided by applicable law, the Company’s governing documents and any insurance as adequate under the present circumstances, and Indemnitee may not be willing to serve as a director or officer without additional protection.

D. In order to induce Indemnitee to continue to provide services to the Company, it is reasonable, prudent and necessary for the Company to contractually obligate itself to indemnify, and to advance expenses on behalf of, Indemnitee as permitted by applicable law.

E. This Agreement is a supplement to and in furtherance of the indemnification provided in the Company’s articles of incorporation, bylaws and applicable law, and any resolutions adopted pursuant thereto, and this Agreement shall not be deemed a substitute therefor, nor shall this Agreement be deemed to limit, diminish or abrogate any rights of Indemnitee thereunder.

The parties therefore agree as follows:

1. Definitions.

(a) A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

(i) Acquisition of Stock by Third Party. Any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities; provided, however, that the foregoing shall not include any Person having such status prior to the consummation of the initial public offering of the Company’s securities unless after the initial public offering such Person is or becomes the Beneficial Owner, directly or indirectly, of additional securities of the Company representing in the aggregate an additional five percent (5%) or more of the combined voting power of the Company’s then outstanding securities;

(ii) Change in Board Composition. During any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Company’s board of directors, and any new directors (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Sections 1(a)(i), 1(a)(iii) or 1(a)(iv)) whose election by the board of directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then-still in office, who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Company’s board of directors;

(iii) Corporate Transactions. A merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) [more than 50%] of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

(iv) Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; and

(v) Other Events. Any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended, whether or not the Company is then subject to such reporting requirement.

For purposes of this Section 1(a), the following terms shall have the following meanings:

(1) “Person” shall have the meaning as set forth in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended; provided, however, that “ Person “ shall exclude (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

(2) “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended; provided, however, that “ Beneficial Owner “ shall exclude any Person otherwise becoming a Beneficial Owner by reason of (i) the stockholders of the Company approving a merger of the Company with another entity or (ii) the Company’s board of directors approving a sale of securities by the Company to such Person.

(b) “Corporate Status” describes the status of a person who is or was a director, trustee, general partner, managing member, officer, employee, agent, deemed fiduciary or fiduciary of the Company or any other Enterprise.

(c) “NRS” means the Nevada Revised Statutes.

(d) “Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

(e) “Enterprise” means the Company and any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, trustee, general partner, managing member, officer, employee, agent, deemed fiduciary or fiduciary.

(f) “Expenses” include all direct and indirect costs of any type or nature whatsoever, including without limitation, attorneys’ fees, retainers, court costs, transcript costs, fees and costs of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses actually and reasonably, and of the types customarily, incurred by Indemnitee, or on his or her behalf, in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses also include (i) Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond or other appeal bond or their equivalent, (ii) any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement and (iii) for purposes of Section 12(d), Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

(g) “Independent Counsel” means a law firm, or a partner or member of a law firm, that is experienced in matters of corporation law and neither currently is, as of the time the request for indemnification is made nor in the previous five (5) years has been, retained to represent (i) the Company or Indemnitee in any matter material to either such party (other than as Independent Counsel with respect to matters concerning Indemnitee under this Agreement, or other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “ Independent Counsel “ shall not include any person who, under the applicable standards of professional conduct then-prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

(h) “Proceeding” means any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, hearing or proceeding, preliminary, information or formal, of any type whatsoever, or claim, demand, action issue or matter therein, whether brought in the right of the Company, a Subsidiary or otherwise, and whether of a civil, criminal, administrative or investigative nature, including any appeal therefrom, and including without limitation any such Proceeding pending as of the Effective Date, in which Indemnitee was, is or will be involved as a party, a potential party, a non-party witness or otherwise by reason of (i) the fact that Indemnitee is or was a director or officer of the Company or of a Subsidiary, or (ii) the fact or assertion that he or she is or was serving at the request of the Company or of a Subsidiary as a director, trustee, general partner, managing member, officer, employee, agent, deemed fiduciary or fiduciary of the Company, a Subsidiary or any other Enterprise, in each case whether or not serving in such capacity at the time any liability or Expense is incurred for which indemnification or advancement of expenses can be provided under this Agreement.

(i) “Subsidiary” means any entity of which more than 50% of the outstanding voting securities is owned directly or indirectly by the Company.

(j) Reference to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan (excluding any “parachute payments” within the meanings of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended); references to “ serving at the request of the Company “ shall include any service as a director, officer, employee or agent of the Company or of a Subsidiary which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries, including as a deemed fiduciary thereto; and a person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “ not opposed to the best interests of the Company “ as referred to in this Agreement.

2. Indemnity in Third-Party Proceedings. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 2 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 2, Indemnitee shall be indemnified to the fullest extent permitted by applicable law against all Expenses, judgments, fines and amounts paid in settlement in connection with such Proceeding, if Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

3. Indemnity in Proceedings by or in the Right of the Company. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 3, Indemnitee shall be indemnified to the fullest extent permitted by applicable law against all Expenses in connection with such Proceeding, if Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. No indemnification for Expenses shall be made under this Section 3 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court of competent jurisdiction to be liable to the Company, unless and only to the extent that the Nevada District Courts shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification for such expenses as the Nevada District Courts shall deem proper.

4. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. To the extent that Indemnitee is a party to or a participant in and is successful (on the merits or otherwise) in defense of any Proceeding or any claim, issue or matter therein, the Company shall indemnify Indemnitee against all Expenses in connection therewith. To the extent permitted by applicable law, if Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, in defense of one or more but fewer than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against all Expenses in connection with (a) each successfully resolved claim, issue or matter and (b) any claim, issue or matter related to any such successfully resolved claim, issue or matter. For purposes of this Section 4, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, or settlement, with or without court approval, shall be deemed to be a successful result as to such claim, issue or matter.

5. Indemnification for Expenses of a Witness. To the extent that Indemnitee is, by reason of his or her Corporate Status, a witness, or is made (or asked to) respond to discovery requests, in any Proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified to the extent permitted by applicable law against all Expenses in connection therewith.

6. Additional Indemnification.

(a) Notwithstanding any limitation in Sections 2, 3 or 4, above, the Company shall indemnify Indemnitee to the fullest extent permitted by applicable law if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Expenses, judgments, fines and amounts paid in settlement in connection with the Proceeding.

(b) For purposes of Section 6(a), the meaning of the phrase “to the fullest extent permitted by applicable law” shall include, but not be limited to:

(i) the fullest extent permitted by the provision of the NRS that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the NRS; and

(ii) the fullest extent authorized or permitted by any amendments to or replacements of the NRS adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors.

7. Exclusions. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity or provide any benefit to Indemnitee under this Agreement or otherwise, in connection with any Proceeding (or any part of any Proceeding):

(a) for which payment has actually been made to or on behalf of Indemnitee under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid[, subject to any subrogation rights set forth in Section 15];

(b) for an accounting or disgorgement of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of federal, state or local statutory law or common law, if Indemnitee is held liable therefor (including pursuant to any settlement arrangements);

(c) for any reimbursement of the Company by Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by Indemnitee from the sale of securities of the Company, as required in each case under the Securities Exchange Act of 1934, as amended (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “ Sarbanes-Oxley Act “), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act), if Indemnitee is held liable therefor (including pursuant to any settlement arrangements);

(d) initiated by Indemnitee and not by way of defense, including against the Company or its directors, officers, employees, agents or other indemnitees, unless (i) the Company’s board of directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, (iii) otherwise authorized in Section 12(d), (iv) brought to discharge Indemnitee’s fiduciary responsibilities, whether under ERISA or otherwise, or (v) otherwise required by applicable law or the Company’s bylaws; or

(e) if prohibited by applicable law as determined in a final adjudication not subject to further appeal.

8. Advances of Expenses. The Company shall advance the Expenses incurred by Indemnitee in connection with any Proceeding prior to its final resolution, and such advancement shall be made as soon as reasonably practicable, but in any event no later than 30 days, after the receipt by the Company of a written statement or statements requesting such advances from time to time (which shall include invoices received by Indemnitee in connection with such Expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditure made that would cause Indemnitee to waive any privilege accorded by applicable law shall not be included with the invoice). Reimbursements hereunder shall be deemed advances, and advances shall be unsecured and interest free and made without regard to Indemnitee’s ability to repay such advances or subject to the satisfaction of any standard of conduct. Indemnitee hereby undertakes to repay any such advance to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company. No other form of undertaking shall be required other than the execution of this Agreement. This Section 8 shall not apply to prevent reimbursement to the extent advancement is prohibited by law, as determined in a final adjudication not subject to further appeal, or with respect to Proceeding for which indemnity is not permitted under this Agreement, but shall apply to any Proceeding referenced in Section 7(b) or 7(c) prior to a determination that Indemnitee is not entitled to be indemnified by the Company. The Company shall not seek from a court, or agree to, a “bar order” which would have the effect of prohibiting or limiting the Indemnitee’s rights to receive advancement of expenses under this Agreement.

9. Procedures for Notification and Defense of Claim.

(a) Indemnitee shall notify the Company in writing of any matter with respect to which Indemnitee intends to seek indemnification or advancement of Expenses as soon as reasonably practicable following the receipt by Indemnitee of notice thereof. The written notification to the Company shall include, in reasonable detail, a description of the nature of the Proceeding and the facts underlying the Proceeding. The failure by Indemnitee to notify the Company will not relieve the Company from any liability which it may have to Indemnitee hereunder or otherwise than under this Agreement, and any delay in so notifying the Company shall not constitute a waiver by Indemnitee of any rights, except to the extent that such failure or delay materially prejudices the Company.

(b) If, at the time of the receipt of a written notice of a Proceeding pursuant to the terms hereof, the Company has directors’ and officers’ liability insurance in effect, the Company shall give prompt notice of the commencement of the Proceeding to such insurers in accordance with the procedures set forth in the applicable policies. The Company shall thereafter take all commercially-reasonable actions to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

(c) In the event the Company may be obligated to make any indemnity in connection with a Proceeding, the Company shall be entitled to assume the defense of such Proceeding with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, upon the delivery to Indemnitee of written notice of the Company’s election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee for any fees or expenses of counsel subsequently incurred by Indemnitee with respect to the same Proceeding. Notwithstanding the Company’s assumption of the defense of any such Proceeding, the Company shall be obligated to pay the fees and expenses of Indemnitee’s separate counsel to the extent (i) the employment of separate counsel by Indemnitee is authorized by the Company, (ii) counsel for the Company or Indemnitee shall have reasonably concluded that there is a conflict of interest between the Company and Indemnitee in the conduct of any such defense, such that Indemnitee needs to be separately represented, (iii) the fees and expenses are non-duplicative and reasonably incurred in connection with Indemnitee’s role in the Proceeding despite the Company’s assumption of the defense, (iv) the Company is not financially or legally able to perform its indemnification obligations, or (v) the Company shall not have retained, or shall not continue to retain, such counsel to defend such Proceeding. Regardless of any provision in this Agreement, Indemnitee shall have the right to employ counsel in any Proceeding at Indemnitee’s personal expense. The Company shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Company.

(d) Indemnitee shall give the Company such information and cooperation in connection with the Proceeding as may be reasonably appropriate.

(e) The Company shall not be liable to indemnify Indemnitee for any settlement of any Proceeding (or any part thereof) without the Company’s prior written consent, which shall not be unreasonably withheld.

(f) The Company shall not settle any Proceeding (or any part thereof) with respect to Indemnitee without Indemnitee’s prior written consent, which shall not be unreasonably withheld.

(g) The Company shall have the right to settle any Proceeding (or any part thereof) with respect to persons other than Indemnitee (including the Company) without the consent of Indemnitee; provided, however, that the Company shall not, on its own behalf, settle any part of any Proceeding to which Indemnitee is party with respect to other parties (including the Company) without the written consent of Indemnitee if any portion of such settlement is to be funded from insurance proceeds unless approved by (1) the written consent of Indemnitee or (2) a majority of the independent members of the Company’s board of directors; provided, further, that the right to constrain the Company’s use of corporate insurance as described in this section shall terminate at the time the Company concludes (per the terms of this Agreement) that (i) Indemnitee is not entitled to indemnification pursuant to this agreement, or (ii) such indemnification obligation to Indemnitee has been fully discharged by the Company.

(h) The Company shall promptly notify Indemnitee once the Company has received an offer or intends to make an offer to settle any such Proceeding (or any part thereof) and the Company shall provide Indemnitee as much time as reasonably practicable to consider such offer prior to responding to the offer or making the offer to settle any such Proceeding (or part thereof).

(i) If the Indemnitee is the subject of or is implicated in any way during an investigation, whether formal or informal, the Company will use commercially reasonable efforts to notify Indemnitee of such investigation and shall share with Indemnitee any information it has furnished to any third parties concerning the investigation, unless the Company in good faith makes a judgment that it would be inappropriate to do so under the circumstances, including with respect to the nature, integrity or progress of the investigation or as would be in violation of a governmental order or directive and, provided, however, that if Indemnitee was never a director of the Company, the rights described in this section 9(i) shall terminate when Indemnitee is no longer an employee of the Company.

10. Procedures upon Application for Indemnification.

(a) To obtain indemnification, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and as is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of the Proceeding. The Company shall, as soon as reasonably practicable after receipt of such a request for indemnification, advise the board of directors that Indemnitee has requested indemnification. Any delay in providing the request will not relieve the Company from its obligations under this Agreement, except to the extent such failure is prejudicial.

(b) Upon written request by Indemnitee for indemnification pursuant to Section 10(a), a determination, if required by applicable law, with respect to Indemnitee’s entitlement thereto shall be made in the specific case (i) if a Change in Control shall have occurred, by Independent Counsel in a written opinion to the Company’s board of directors, a copy of which shall be delivered to Indemnitee or (ii) if a Change in Control shall not have occurred, (A) by a majority vote of the Disinterested Directors, even though less than a quorum of the Company’s board of directors, (B) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum of the Company’s board of directors, (C) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by Independent Counsel in a written opinion to the Company’s board of directors, a copy of which shall be delivered to Indemnitee, or (D) if so directed by the Company’s board of directors, by the stockholders of the Company. If it is so determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten (10) days after such determination. Indemnitee shall cooperate with the person, persons or entity making the determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information that is not privileged or otherwise protected from disclosure and that is reasonably available to Indemnitee and reasonably necessary to such determination. Any Expenses incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company, to the extent permitted by applicable law.

(c) In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 10(b), the Independent Counsel shall be selected as provided in this Section 10(c). If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Company’s board of directors, and the Company shall give written notice to Indemnitee advising him or her of the identity of the Independent Counsel so selected. If a Change in Control shall have occurred, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Company’s board of directors, in which event the preceding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within ten days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided , however , that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel,” as defined in Section 1 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within 20 days after the later of (i) submission by Indemnitee of a written request for indemnification pursuant to Section 10(a) hereof and (ii) the final disposition of the Proceeding, the parties have not agreed upon an Independent Counsel, either the Company or Indemnitee may petition a court of competent jurisdiction for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 10(b), above. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 12(a), below, the Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then-prevailing).

(d) The Company agrees to pay the reasonable fees and expenses of any Independent Counsel and to fully indemnify such counsel against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(e) Notwithstanding a final determination by any reviewing party identified in Section 10(b) above that Indemnitee is not entitled to indemnification with respect to a specific Proceeding, Indemnitee shall have the right to apply to the District Courts, for the purpose of enforcing Indemnitee’s right to indemnification pursuant to the provisions of this Agreement, the Company’s articles of incorporation or Bylaws or the NRS.

11. Presumptions and Effect of Certain Proceedings.

(a) In making a determination with respect to entitlement to indemnification hereunder, the person, persons or entity making such determination shall, to the fullest extent not prohibited by applicable law, presume that Indemnitee is entitled to indemnification if Indemnitee has submitted a request for indemnification in accordance with Section 10(a) of this Agreement, and the Company shall, to the fullest extent not prohibited by applicable law, have the burden of proof to overcome that presumption in connection with the making by such person, persons or entity of any determination contrary to that presumption.

(b) The termination of any Proceeding, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement or as required by applicable law) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

(c) For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith or not to have acted in bad faith to the extent Indemnitee relied in good faith on (i) the records or books of account of the Enterprise, including financial statements, (ii) information supplied to Indemnitee by the officers of the Enterprise in the course of their duties, (iii) the advice of legal counsel for the Enterprise or its board of directors, or counsel selected by any committee of the board of directors, or (iv) information or records given or reports made to the Enterprise by an independent certified public accountant, an appraiser, investment banker or other expert selected with reasonable care by the Enterprise or its board of directors or any committee of the board of directors (including consultants or advisors formally engaged by the board or committee). The provisions of this Section 11(c) shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

(d) Neither the knowledge, actions nor failure to act of the Enterprise or any other director, officer, agent or employee of the Enterprise shall be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

12. Remedies of Indemnitee.

(a) Subject to Section 12(e), in the event that (i) a determination is made pursuant to Section 10, above, that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 8, above, or 12(d), below, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 10, above, within 90 days after the later of the receipt by the Company of the request for indemnification or the final disposition of the Proceeding, (iv) payment of indemnification pursuant to this Agreement is not made (A) within ten (10) days after a determination has been made that Indemnitee is entitled to indemnification or (B) with respect to indemnification pursuant to Sections 4 or 5, above, and 12(d), below, within 30 days after receipt by the Company of a written request therefor, or (v) the Company or any other person or entity takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding to deny, or to recover from, Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, Indemnitee shall be entitled to an adjudication in a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of Expenses. Alternatively, Indemnitee, at his or her option, may seek an award in arbitration with respect to his or her entitlement to such indemnification or advancement of Expenses, to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 12(a); provided, however, that the foregoing clause shall not apply in respect of a proceeding brought by Indemnitee to enforce his or her rights under Section 4, above. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration in accordance with this Agreement.

(b) Neither (i) the failure of the Company, its board of directors, any committee or subgroup of the board of directors, Independent Counsel or stockholders to have made a determination that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor (ii) an actual determination by the

Company, its board of directors, any committee or subgroup of the board of directors, Independent Counsel or stockholders that Indemnitee has not met the applicable standard of conduct, may be asserted or offered into evidence as a defense to the action or to create a presumption that Indemnitee has or has not met the applicable standard of conduct. In the event that a determination shall have been made pursuant to Section 10 of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 12 shall be conducted in all respects as a de novo trial, or arbitration, on the merits, and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 12, the Company shall, to the fullest extent not prohibited by applicable law, have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

(c) To the fullest extent not prohibited by applicable law, the Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 12 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement. If a determination shall have been made pursuant to Section 10, above, that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 12, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statements not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d) To the extent not prohibited by applicable law, the Company shall indemnify Indemnitee against all Expenses that are incurred by Indemnitee in connection with any action for indemnification or advancement of Expenses from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company to the extent Indemnitee is successful in such action, and, if requested by Indemnitee, the Company shall (as soon as reasonably practicable, but in any event no later than 60 days, after receipt by the Company of a written request therefor) advance such Expenses to Indemnitee, subject to the provisions of Section 8, above.

(e) Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification shall be required to be made prior to the final disposition of the Proceeding.

13. Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amounts incurred by Indemnitee, whether for Expenses, judgments, fines or amounts paid or to be paid in settlement, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the events and transactions giving rise to such Proceeding; and (ii) the relative fault of Indemnitee and the Company (and its other directors, officers, employees and agents) in connection with such events and transactions.

14. Non-exclusivity; No Limitation on Indemnity Rights. The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of, or in any manner limit, any other rights to which Indemnitee may at any time be entitled under applicable law, the Company’s articles of incorporation or bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. To the extent that a change in Nevada law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Company’s articles of incorporation and bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change, subject to the restrictions expressly set forth herein or therein. Except as expressly set forth herein, no right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. Except as expressly set forth herein, the assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

15. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder (or for which advancement is provided hereunder) if and to the extent that Indemnitee has otherwise actually received payment for such amounts under any insurance policy, contract, agreement or otherwise . Notwithstanding any other provision of this Agreement to the contrary, (i) Indemnitee shall have no obligation to reduce, offset, allocate, pursue or apportion any indemnification, hold harmless, exoneration, advancement, contribution or insurance coverage among multiple parties possessing such duties to Indemnitee prior to the Company’s satisfaction and performance of all its obligations under this Agreement, and (ii) the Company shall perform fully its obligations under this Agreement without regard to whether Indemnitee holds, may pursue or has pursued any indemnification, advancement, hold harmless, exoneration, contribution or insurance coverage rights against any person or entity other than the Company.

16. Insurance. To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, trustees, general partners, managing members, officers, employees, agents or fiduciaries of the Company or any other Enterprise, Indemnitee shall be covered by such policy or policies to the same extent as the most favorably insured persons under such policy or policies in a comparable position. In the event of a Change in Control, or the Company becoming insolvent (including being placed into receivership or entering the federal bankruptcy process and the like), the Company shall maintain in force any and all insurance policies then maintained by the Company in respect of Indemnitee (including directors’ and officers’ liability, fiduciary, employment practices or otherwise), for a period of six years thereafter (“Tail Policy”). The Tail Policy shall be placed by the broker of the Company’s choice with incumbent insurance carriers using the policies that were in place at the time of the Change in Control (unless the incumbent carriers do not offer such policies, in which case the Tail Policy shall be substantially comparable in scope and amount as the expiring policies, and the insurance carriers for the Tail Policy shall have an AM Best rating that is the same or better than the AM Best ratings of the expiring policies).

17. Subrogation. In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

18. Services to the Company. Indemnitee agrees to serve as a director or officer of the Company or, at the request of the Company, as a director, trustee, general partner, managing member, officer, employee, agent, deemed fiduciary or fiduciary of another Enterprise, for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders his or her resignation or is removed from such position. Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law), in which event the Company shall have no obligation under this Agreement to continue Indemnitee in such position. This Agreement shall not be deemed an employment contract between the Company (or any of its subsidiaries or any Enterprise) and Indemnitee. Indemnitee specifically acknowledges that any employment with the Company (or any of its subsidiaries or any Enterprise) is at will, and Indemnitee may be discharged at any time for any reason, with or without cause, with or without notice, except as may be otherwise expressly provided in any executed, written employment contract between Indemnitee and the Company (or any of its subsidiaries or any Enterprise), any existing formal severance policies adopted by the Company’s board of directors or, with respect to service as a director or officer of the Company, the Company’s articles of incorporation or bylaws or the NRS. No such document shall be subject to any oral modification thereof.

19. Duration. This Agreement shall commence as of the Effective Date and continue until and terminate upon the later of (a) ten (10) years after the date that Indemnitee shall have ceased to serve as a director or officer of the Company or a Subsidiary, or as a director, trustee, general partner, managing member, officer, employee, agent, deemed fiduciary or fiduciary of any other Enterprise, as applicable, or (b) one (1) year after the final termination of any Proceeding, including any appeal, then-pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 12, above, relating thereto. For the avoidance of doubt, this Agreement shall provide for rights of indemnification and advancement of Expenses as set forth herein regardless of whether such events or occurrences occurred before or after the Effective Date.

20. Successors. This Agreement shall be binding upon the Company and its successors and assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company, and shall inure to the benefit of Indemnitee and Indemnitee’s heirs, executors and administrators. The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

21. Severability. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to court order or other applicable law, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (ii) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (iii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

22. Enforcement. The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director or officer of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director or officer of the Company. The Company and Indemnitee agree that a monetary remedy for breach of this Agreement may be inadequate, impracticable and difficult of proof, and further agree that such breach may cause Indemnitee irreparable harm. Accordingly, the parties hereto agree that Indemnitee may enforce this Agreement by seeking injunctive relief and/or specific performance hereof, without any necessity of showing actual damage or irreparable harm and that by seeking injunctive relief and/or specific performance, Indemnitee shall not be precluded from seeking or obtaining any other relief to which he may be entitled. The Company and Indemnitee further agree that Indemnitee shall be entitled to such specific performance and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, without the necessity of posting bonds or other undertaking in connection therewith. The Company acknowledges that in the absence of a waiver, a bond or undertaking may be required of Indemnitee by the Court, and the Company hereby waives any such requirement of a bond or undertaking.

23. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof, including any other indemnification agreement between the parties hereto; provided , however , that this Agreement is a supplement to and in furtherance of the Company’s obligations to Indemnitee, as provided by its articles of incorporation and bylaws, and by applicable law.

24. Modification and Waiver. No supplement, modification or amendment to this Agreement shall be binding unless and only to the extent executed in writing by the parties hereto. No amendment, alteration or repeal of this Agreement shall adversely affect any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his or her Corporate Status prior to such amendment, alteration or repeal. No waiver of any of the provisions of this Agreement shall constitute or be deemed a waiver of any other provision of this Agreement nor shall any waiver constitute a continuing waiver.

25. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand, messenger or courier service addressed:

(a) if to Indemnitee, to Indemnitee’s address, facsimile number or electronic mail address as shown on the signature page of this Agreement or in the Company’s records, as may be updated in accordance with the provisions hereof; or

(b) if to the Company, to the attention of the General Counsel of the Company at 11335 Apple Drive, Nunica, Michigan 49448, or at such other current address as the Company shall have furnished to Indemnitee, with copies (which shall not constitute notice) to David E. Danovitch, Esq., Robinson Brog et al, 875 3rd Avenue – 9th Floor, New York, New York 10022

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day.

26. Applicable Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, without regard to its conflict of laws rules. Except with respect to any arbitration commenced by Indemnitee pursuant to Section 12(a), above, or by the Company or Indemnitee pursuant to a written agreement between the Company and Indemnitee providing for such, the Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Nevada District Courts, and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Nevada District Courts for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) appoint, to the extent such party is not otherwise subject to service of process in the Nevada District Courts, [            ], as its agent in the State of Nevada as such party’s agent for acceptance of legal process in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Nevada, (iv) waive any objection to the laying of venue of any such action or proceeding in the Nevada District Courts, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Nevada District Courts has been brought in an improper or inconvenient forum.

27. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile signature and in counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

28. Captions. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

The parties are signing this Indemnification Agreement as of the date stated in the introductory sentence.

ELECTRONIC CIGARETTES INTERNATIONAL GROUP LTD.

BY:

( Signature )

ITS:

( Title )

[ INSERT INDEMNITEE NAME ]